                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                     Technology Modeling Associates, Inc.
                     ------------------------------------
                              (Name of Issuer)

                                Common Stock
                     ------------------------------------
                       (Title of Class of Securities)

                                 87872R 10 2
                     ------------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

CUSIP No. 87872R 10 2                                     Page  2  of  5  Pages
          -----------                                          ---    ---

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 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Roy E. Jewell
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                840,777
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                840,777
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     840,777
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     -------------------------
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.9%
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(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER
            Technology Modeling Associates, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            595 Lawrence Expressway, Sunnyvale, CA 94086-3935
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ITEM 2(A).  NAME OF PERSON(S) FILING
            Roy E. Jewell
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ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            595 Lawrence Expressway, Sunnyvale, CA 94086-3935
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            U.S.A.
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock
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ITEM 2(E).  CUSIP NUMBER
            87872R 10 2
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ITEM 3.
         Not applicable.


ITEM 4.  OWNERSHIP

    (a) AMOUNT BENEFICIALLY OWNED:
        840,777 shares of Common Stock
    ---------------------------------------------------------------------------

    (b) PERCENT OF CLASS:
        10.92%
    ---------------------------------------------------------------------------

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) sole power to vote or to direct the vote
              840,777
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              840,777
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP

         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 1997

                                       /s/ - Roy E. Jewell
                                       ----------------------------------------
                                       Roy E. Jewell